Exhibit 99.1

M/I Homes Reports
2026 Second Quarter Results

Columbus, Ohio (July 29, 2026) - M/I Homes, Inc. (NYSE:MHO) announced results for the three and six months ended June 30, 2026.

2026 Second Quarter Results:
•New contracts increased 15% to 2,387, a second quarter record
•Homes delivered decreased 6% to 2,206
•Revenue declined 9% to $1.1 billion
•Gross margin of 22%
•Pre-tax income of $105 million, including inventory charges of $4 million, 10% of revenue, down 35%
•Net income of $79 million ($3.02 per diluted share) versus $121 million ($4.42 per diluted share)
•Shareholders’ equity reached a record $3.2 billion, with book value per share increasing to a record $128
•Repurchased $50 million of common stock
•Return on equity of 10%
•Homebuilding debt to capital ratio of 18%

The Company reported pre-tax income of $104.6 million and net income of $79.1 million ($3.02 per diluted share). These results include pre-tax inventory charges of $4.2 million ($0.12 per diluted share). This compares to pre-tax income of $160.1 million and net income of $121.2 million, or $4.42 per diluted share, for the second quarter of 2025. For the six months ended June 30, 2026, pre-tax income was $193.7 million and net income was $146.9 million, or $5.57 per diluted share. This compared to pre-tax income of $306.2 million and net income of $232.5 million, or $8.40 per diluted share, for the same period of 2025.

Homes delivered in 2026's second quarter decreased 6% to 2,206 homes. This compares to 2,348 homes delivered in 2025’s second quarter. Homes delivered for the six months ended June 30, 2026 were 4,120 compared to 2025’s deliveries of 4,324 for the six months ended June 30, 2025, a decrease of 5%. New contracts increased 15% to a record 2,387 for the second quarter of 2026 compared to 2,078 in last year’s second quarter. For the first half of 2026, new contracts were 4,737 compared to 4,370 in 2025, an increase of 8%. Homes in backlog at June 30, 2026 had a total sales value of $1.31 billion, an 8% decrease from a year ago. Backlog units at June 30, 2026 decreased 6% to 2,426 homes, with an average sales price of $538,000. At June 30, 2025, backlog sales value was $1.43 billion, with backlog units of 2,577 and an average sales price of $553,000. M/I Homes had 234 communities at both June 30, 2026 and 2025. The Company's cancellation rate was 8% in the second quarter of 2026 compared to 13% in the second quarter of 2025.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We delivered solid second quarter results despite continued challenging market conditions. Highlights included a second quarter record of 2,387 new contracts, gross margins of 22%, a pre-tax margin of 10% and a return on equity of 10%.”

Mr. Schottenstein added, “Notwithstanding current market conditions, we are confident in the long-term fundamentals of the housing industry and in our ability to navigate this uncertain environment. Our financial condition is excellent, highlighted by S&P’s recent upgrade of our credit rating to BB+. We have a very strong balance sheet with record shareholders’ equity of $3.2 billion, no borrowings under our $900 million unsecured credit facility, cash of $736 million, a homebuilding debt-to-capital ratio of 18%, and a net debt-to-capital ratio of negative 1%. Given the quality of our geographic footprint, the diversity of our product offering and continued focus on well-located communities, we are well positioned to have a solid 2026.”

The Company will broadcast live its earnings conference call today at 10:30 A.M. Eastern Time. To listen to the call live, log on to the M/I Homes’ website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through July 2027.

M/I Homes, Inc., celebrating its 50th year in business in 2026, is one of the nation’s leading homebuilders of single-family homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Detroit, Michigan; Tampa, Sarasota, Fort Myers/Naples and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina and Nashville, Tennessee.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “envisions,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities, construction defects, product liability and warranty claims and various governmental rules and regulations including changes in trade policy affecting business such as new or increased tariffs, as well as the potential impact of retaliatory tariffs and other penalties, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Ann Marie W. Hunker, Vice President, Chief Accounting Officer and Controller, (614) 418-8225
Mark Kirkendall, Vice President, Treasurer, (614) 418-8021

M/I Homes, Inc. and Subsidiaries
Summary Statement of Income (unaudited)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
New contracts	2,387	2,078	4,737	4,370
Average community count	232	230	232	227
Cancellation rate	8%	13%	8%	11%
Backlog units	2,426	2,577	2,426	2,577
Backlog sales value	$1,305,248	$1,425,138	$1,305,248	$1,425,138
Homes delivered	2,206	2,348	4,120	4,324
Average home closing price	$459	$479	$459	$477

Homebuilding revenue:
Housing revenue	$1,011,974	$1,124,475	$1,890,584	$2,064,506
Land revenue	18,948	6,667	29,814	11,209
Total homebuilding revenue	$1,030,922	$1,131,142	$1,920,398	$2,075,715

Financial services revenue	32,336	31,450	63,567	62,970
Total revenue	$1,063,258	$1,162,592	$1,983,965	$2,138,685

Cost of sales - operations	823,559	875,973	1,541,675	1,599,283
Cost of sales - inventory charges	4,200	—	4,200	—
Gross margin	$235,499	$286,619	$438,090	$539,402
General and administrative expense	70,198	67,247	131,384	126,320
Selling expense	64,023	63,655	119,363	116,441
Operating income	$101,278	$155,717	$187,343	$296,641
Interest income, net of interest expense	(3,286)	(4,377)	(6,391)	(9,574)
Income before income taxes	$104,564	$160,094	$193,734	$306,215
Provision for income taxes	25,496	38,851	46,834	73,735
Net income	$79,068	$121,243	$146,900	$232,480

Earnings per share:
Basic	$3.08	$4.52	$5.69	$8.59
Diluted	$3.02	$4.42	$5.57	$8.40

Weighted average shares outstanding:
Basic	25,667	26,836	25,836	27,074
Diluted	26,193	27,406	26,376	27,673

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	June 30,
	2026	2025
Assets:
Total cash, cash equivalents and restricted cash	$735,941	$800,398
Mortgage loans held for sale	258,965	280,867
Inventory:
Lots, land and land development	1,850,007	1,683,930
Land held for sale	40,887	5,005
Homes under construction	1,387,441	1,403,582
Other inventory	226,963	194,089
Total Inventory	$3,505,298	$3,286,606

Property and equipment - net	34,446	33,749
Investments in joint venture arrangements	62,018	67,466
Operating lease right-of-use assets	51,929	56,403
Goodwill	16,400	16,400
Deferred income tax asset	4,508	13,451
Other assets	186,538	184,699
Total Assets	$4,856,043	$4,740,039

Liabilities:
Debt - Homebuilding Operations:
Senior notes due 2028 - net	$398,814	$398,040
Senior notes due 2030 - net	298,125	297,621
Total Debt - Homebuilding Operations	$696,939	$695,661

Notes payable bank - financial services operations	252,366	275,926
Total Debt	$949,305	$971,587

Accounts payable	244,494	252,476
Operating lease liabilities	53,732	57,997
Other liabilities	381,092	375,843
Total Liabilities	$1,628,623	$1,657,903

Shareholders’ Equity	3,227,420	3,082,136
Total Liabilities and Shareholders’ Equity	$4,856,043	$4,740,039

Book value per common share	$127.88	$117.01
Homebuilding debt to capital ratio (1)	18%	18%
(1)The ratio of homebuilding debt to capital is calculated as the carrying value of our homebuilding debt outstanding divided by the sum of the carrying value of our homebuilding debt outstanding plus shareholders’ equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data (unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Cash provided by operating activities	$36,806	$37,755	$172,537	$102,642
Cash used in investing activities	$(11,873)	$(12,318)	$(6,755)	$(15,246)
Cash used in financing activities	$(56,408)	$(1,417)	$(119,030)	$(108,568)

Land/lot purchases	$131,056	$101,751	$210,296	$247,734
Land development spending	$154,742	$139,008	$259,105	$240,607
Land sale revenue	$18,948	$6,667	$29,814	$11,209
Land sale gross profit	$5,491	$3,202	$7,690	$3,988

Financial services pre-tax income	$14,423	$14,476	$28,520	$30,582

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results (1)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net income	$79,068	$121,243	$146,900	$232,480
Add:
Provision for income taxes	25,496	38,851	46,834	73,735
Interest income - net	(6,156)	(7,726)	(11,996)	(15,767)
Interest amortized to cost of sales	7,952	8,227	14,646	15,128
Depreciation and amortization	5,333	4,904	10,587	9,681
Non-cash charges	8,761	3,916	12,946	8,116
Adjusted EBITDA	$120,454	$169,415	$219,917	$323,373

(1) We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operations and may be helpful in comparing us with other companies in the homebuilding industry to the extent they provide similar information. These non-GAAP financial measures should be used to supplement our GAAP results in order to provide a greater understanding of the factors and trends affecting our operations.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

	NEW CONTRACTS
	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
Region	2026	2025	Change	2026	2025	Change
Northern	1,016	873	16%	2,042	1,938	5%
Southern	1,371	1,205	14%	2,695	2,432	11%
Total	2,387	2,078	15%	4,737	4,370	8%

	HOMES DELIVERED
	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
Region	2026	2025	Change	2026	2025	Change
Northern	892	967	(8)%	1,644	1,793	(8)%
Southern	1,314	1,381	(5)%	2,476	2,531	(2)%
Total	2,206	2,348	(6)%	4,120	4,324	(5)%

	BACKLOG
	June 30, 2026			June 30, 2025
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Northern	1,234	$699	$567,000	1,281	$721	$563,000
Southern	1,192	$606	$508,000	1,296	$704	$543,000
Total	2,426	$1,305	$538,000	2,577	$1,425	$553,000

	LAND POSITION SUMMARY
	June 30, 2026			June 30, 2025
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Northern	7,138	12,519	19,657	7,104	8,710	15,814
Southern	16,244	13,149	29,393	17,403	17,247	34,650
Total	23,382	25,668	49,050	24,507	25,957	50,464

M/I Homes, Inc. and Subsidiaries
Non-GAAP Reconciliation (1)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Income before income taxes	$104,564	$160,094	$193,734	$306,215
Add: Inventory charges (2)	4,200	—	4,200	—
Adjusted income before income taxes	$108,764	$160,094	$197,934	$306,215

Net income	$79,068	$121,243	$146,900	$232,480
Add: Inventory charges - net of tax (2)	3,176	—	3,185	—
Adjusted net income	$82,244	$121,243	$150,085	$232,480

Inventory charges - net of tax (2)	$3,176	$—	$3,185	$—

Divided by: Diluted weighted average shares outstanding	26,193	27,406	26,376	27,673

Diluted earnings per share related to inventory charges (2)	$0.12	$—	$0.12	$—

Add: Diluted earnings per share	3.02	4.42	5.57	8.40

Adjusted diluted earnings per share	$3.14	$4.42	$5.69	$8.40
(1)    We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operations and may be helpful in comparing us with other companies in the homebuilding industry to the extent they provide similar information. These non-GAAP financial measures should be used to supplement our GAAP results in order to provide a greater understanding of the factors and trends affecting our operations.
(2)    Represents the related charges divided by diluted weighted average shares outstanding during the respective period as presented in the Summary Statement of Income.